SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: September 13, 1999



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company




Pacific Gas and Electric Company        PG&E Corporation
77 Beale Street, P.O. Box 770000        One Market, Spear Tower, Suite 2400
San Francisco, California  94177        San Francisco, California 94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                  (415) 267-7000

    (Registrant's telephone number, including area code)

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Item 5.  Other Events

A.   Valuation and Disposition of Hydroelectric Generating Assets

As previously reported, PG&E Corporation and various parties had entered into an agreement to propose California legislation permitting Pacific Gas and Electric Company to transfer its hydroelectric assets to a California subsidiary of PG&E Corporation, setting a value for transition cost ratemaking of $3.3 billion for the assets (of which the excess over book value, $2.5 billion, would have been used to reduce transition costs), and addressing environmental and other issues. (Pacific Gas and Electric Company (Utility) is the California utility subsidiary of PG&E Corporation.) On September 10, 1999, the California Legislature adjourned its legislative session without adopting any legislation addressing the valuation and disposition of the Utility's hydroelectric generating assets.

As previously reported, the Utility notified the CPUC that it does not plan to retain its hydroelectric generation assets as part of the Utility. The Utility currently is evaluating alternative strategies with respect to the valuation and disposition of its hydroelectric facilities, and intends to auction the facilities in light of the failure of the California Legislature to approve legislation addressing the facilities as proposed by the Utility. The duration of any proceedings at the California Public Utilities Commission
(CPUC) related to the auction of the facilities is uncertain and any proposed auction is likely to be subject to hearings and environmental reviews as necessary. Under the California electric industry legislation, all utility-owned electric generation assets must be valued not later than December 31, 2001.

B.  Post-Transition Period Ratemaking Proceeding

In a pending proceeding, the CPUC is considering the ratemaking mechanism under which the Utility's transition cost recovery would be completed, the current electric rate freeze would end, and post-transition period rates would be established, consistent with the electric industry restructuring legislation and the Utility's transition cost recovery plan. On September 1, 1999, a proposed decision was issued by an administrative law judge in this proceeding that, among other matters, would terminate the Utility's ability to continue to recover revenues related to its Diablo Canyon nuclear power plant (Diablo Canyon) based on the incremental cost incentive price (ICIP) once the Utility has completed recovery of all Utility-owned generation related transition costs. The Utility had argued that it should be entitled to rely on the CPUC decision establishing the ICIP mechanism which stated that the ICIP mechanism would continue through December 31, 2001.

The ICIP was established effective January 1, 1997, as a performance-based mechanism to recover Diablo Canyon's variable and other operating costs and capital addition costs. The ICIP mechanism establishes a rate per kilowatt hour (kWh) generated by the facility based upon a fixed forecast of ongoing costs, capital additions, and capacity factors for the period 1997 through 2001. The fixed forecast of ICIP for 1999, 2000, and 2001 is 3.37 cents per kWh, 3.43 cents per kWh, and 3.49 cents per kWh, respectively. In contrast, the average cost of electric energy for energy purchased at market rates from the California Power Exchange (PX) for the twelve-months ended June 30, 1999 was 2.6 cents per kWh. Further, by January 1, 2002

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the Utility will be required to begin sharing the net benefits of operating Diablo Canyon on a fifty-fifty basis with ratepayers. The ultimate financial impact of the end of the ICIP mechanism will depend on when Utility-owned generation-related transition costs are recovered and the current electric rate freeze ends, future Diablo Canyon operating costs, future electricity prices, and other variables the Utility is unable to predict.

The proposed decision is subject to comment by the parties and change by the full CPUC before a final decision is issued. The CPUC is not expected to issue a final decision until after October 1, 1999.

C.  Electric Base Revenue Increase

Section 368(e) of the California Public Utilities Code, adopted as part of the California electric industry restructuring legislation, provided for an increase in the Utility's electric base revenues for 1997 and 1998, for enhancement of transmission and distribution system safety and reliability. In accordance with Section 368(e), the CPUC authorized a 1997 base revenue increase of $164 million. For 1998, the CPUC authorized an additional base revenue increase of $77 million, for a total authorized base revenue increase for 1997 and 1998 of $406 million. Under Section 368(e), any underspending of the 1997 revenue requirement would be carried over into 1998. Any overspending during either 1997 and 1998 would not be recoverable from ratepayers. Section 368(e) expenditures are subject to review by the CPUC. In March 1999, the Utility filed its report on 1998 expenditures and resubmitted its report on 1997 expenditures (originally submitted in May 1998) as part of its application for consolidated review of its Section 368(e) expenditures.

On July 16, 1999, the CPUC's Office of Ratepayer Advocates (ORA) filed its report on the Utility's 1998 Section 368(e) expenditures recommending a disallowance of $44.5 million. In its report, ORA recommended a disallowance for 1997 of $43.9 million (increased from the previously reported $31 million recommended disallowance). In total, ORA recommends a disallowance related to 1997 and 1998 Section 368(e) expenditures of $88.4 million. In August 1999, The Utility Reform Network (TURN) recommended a $14 million disallowance for both 1997 and 1998 Section 368(e) expenditures in addition to ORA's $88.4 million recommendation for a total recommended disallowance for 1997 and 1998 expenditures of $102.4 million. Of this amount, approximately $18 million may be recoverable in other CPUC proceedings.

The Utility's response to the recommended disallowances is due
October 4, 1999 and hearings are scheduled to begin October 18, 1999. A proposed decision is not expected until the first quarter of the year 2000. Any proposed decision would be subject to comment by the parties and change by the full CPUC before a final decision is issued.

Cautionary Statement Regarding Forward-looking Statements

The discussion above contains forward-looking statements about the possible method of disposition of the Utility's hydroelectric assets, the future financial impact of the discontinuance of the ICIP mechanism for Diablo Canyon generation, and the potential disallowance of ratepayer recovery of 1997 and 1998 Utility expenditures related to system safety and reliability, among other forward-looking statements. These statements are necessarily subject to various risks and uncertainties and actual results may differ materially from those currently expected or contemplated by management. Some of the factors that will affect the outcome of the issues discussed above include future legislative and regulatory action, the California initiative process, when Utility-owned generation-related transition costs are recovered and the current electric rate freeze ends, future Diablo Canyon operating costs, future electricity prices, the extent to which the recommended disallowances for Section 368(e) expenditures are ultimately adopted by the CPUC and the extent to which such disallowed expenditures may be recovered in other proceedings, and other factors that PG&E Corporation and the Utility are unable to predict.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY



                             CHRISTOPHER P. JOHNS
                          By
                            ---------------------
                           CHRISTOPHER P. JOHNS
                           Vice President and Controller
                           (PG&E Corporation)
                           Vice President and Controller
                           (Pacific Gas and Electric Company)

Dated: September 13, 1999